600 North Hurstbourne Parkway
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Louisville, Kentucky 40222
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Contact: Gregory A. Wells, Executive Vice President and CFO	Date: June 10, 2014

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces Completion of Going Private Transaction

Louisville, KY (June 10, 2014) (NYSE MKT: NLP) – NTS Realty Holdings Limited Partnership (“NLP”) announced today the successful completion of its previously announced merger transaction.  The merger was implemented through a Court-approved Stipulation and Agreement of Compromise, Settlement and Release dated as of February 4, 2014 entered into in the matter, Stephen J. Dannis, et al. v. J.D. Nichols, et al., Case No. 13-CI-00452, in the Jefferson County Circuit Court of the Commonwealth of Kentucky.

As a result of the merger, pursuant to the terms of the Agreement and Plan of Merger dated as of February 25, 2014 (the “Merger Agreement”) among NLP, NTS Realty Capital, Inc., NTS Merger Parent, LLC and NTS Merger Sub, LLC (“NTS Merger Sub”), NTS Merger Sub merged with and into NLP, with NLP continuing as the surviving entity.  Additionally, each NLP limited partnership unit (a “Unit”) outstanding immediately prior to the effective time of the merger, other than those Units held by Mr. J.D. Nichols, NLP’s Chairman, and Mr. Brian Lavin, NLP’s President and Chief Executive Officer, and their respective affiliates, was cancelled and extinguished and automatically converted into the right to receive $8.68 per Unit in cash, without interest.

Wells Fargo Bank, National Association will act as paying agent under the Merger Agreement.  Wells Fargo will mail to NLP’s unitholders of record materials to advise NLP Unitholders of their rights as a result of the merger and to facilitate receipt of payment for their NLP Units.

NLP also announced today that it has requested that trading of its Units on the NYSE MKT be suspended prior to the opening of the market tomorrow, June 11, 2014.  NLP requested the NYSE MKT to file a Form 25 with the SEC to delist NLP’s Units and to deregister NLP’s Units.

About NTS Realty Holdings Limited Partnership

NLP currently owns, wholly, as a tenant in common with unaffiliated co-owners, or through joint venture investments with affiliated and unaffiliated third parties, twenty-four properties comprised of fifteen multifamily properties, seven office buildings and business centers and two retail properties.  The properties are located in and around Louisville and Lexington, Kentucky, Nashville and Memphis, Tennessee, Richmond, Virginia, Fort Lauderdale and Orlando, Florida,

Indianapolis, Indiana and Atlanta, Georgia.  NLP’s limited partnership units are listed on the NYSE MKT platform under the trading symbol of “NLP.”

Forward Looking Statements

This press release contains forward looking statements that can be identified by the use of words like “would,” “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to NLP's beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios.  Although NLP believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond NLP’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in NLP’s most recent annual report on Form 10-K, which was filed on March 14, 2014, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, NLP’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.